FREE WRITING PROSPECTUS Dated September 17, 2014	Filed Pursuant to Rule 433 Registration No. 333-186227 Registration No. 333-186227-03

**PRICING DETAILS** $1.52+bln Ally Auto Receivables Trust (ALLYA) 2014-2

JOINT LEADS : Credit Suisse (str), BofAML, Barclays CO-MANAGERS : BMO, Lloyds, Natixis, PNC, Scotia	Public/SEC Registered ** NO GROW **

CLS	$AMT(mm)	WAL	S&P/M	WIN	L. FINAL	BNCH	SPRD	YLD	CPN	$PX
A-1	324.000	0.30	A-1+/P-1	1-7	10/15/15	IntL		0.20%	0.20	100-00
A-2	483.000	1.12	AAA/Aaa	7-21	07/17/17	EDSF +	26	0.685	0.68	99.99553
A-3	488.000	2.42	AAA/Aaa	21-40	04/15/19	IntS +	25	1.261	1.25	99.98166
A-4	142.890	3.64	AAA/Aaa	40-46	01/15/20	IntS +	30	1.850	1.84	99.98980
B	31.990	3.81	AA+/Aa3	46-46	03/16/20	IntS +	50	2.118	2.10	99.96817
C	26.350	3.81	AA/A3	46-46	06/15/20	IntS +	75	2.368	2.35	99.97674
D	24.680	3.81	A+/Baa3	46-46	06/15/21	IntS +	140	3.018	2.99	99.96700

* Expected Settle :	09/24/14
* First Pay Date :	10/15/14
* Expected RAs :	S&P, Moody’s
* Ticker :	ALLYA 2014-2
* Bill & Deliver :	Credit Suisse
* Format :	Public/SEC Registered
* ERISA :	Yes
* Min Denoms :	$1,000 x $1,000
* Pxing Speed :	1.20% ABS to 10% Call
* Timing :	Priced

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.